Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-207299, 333-210466, 333-220841, 333-223798, 333-230224, 333-237104, 333-237105, 333-254688, 333-254689, 333-263629 and 333-263630) on Form S-8 and (Nos. 333-233139 and 333-258151) on Form S-3 of our report dated March 29, 2023, with respect to the consolidated financial statements of Synlogic, Inc.

/s/ KPMG LLP

Boston, Massachusetts

March 29, 2023